Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143801 and 333-161725 of The Procter & Gamble Company on Form S-8 of our report dated November 10, 2017, appearing in this Annual Report on Form 11-K of The Procter & Gamble Savings Plan for the year ended June 30, 2017.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
November 10, 2017